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                                    AMENDMENT TO
                           AMENDED AND RESTATED BYLAWS OF
                             RURAL CELLULAR CORPORATION


       Section 3.02 of the Bylaws of the Company is hereby amended and restated in its entirety to read as follows:

       Section 3.02.  NUMBER AND TERMS OF DIRECTORS.

              (a) The number of directors in each class shall be the number last elected by the shareholders, provided that the aggregate number of directors in the three classes shall not be less than three nor more than eleven (except as provided in Section 3.02(c), below). The number of directors in any class may be increased by the Board of Directors from the number of directors last elected by the shareholders and the resulting vacancy may be filled pursuant to Section 3.15 hereof; provided, however, that the Board of Directors may not increase the aggregate number of directors in the three classes to more than eleven. Vacancies occurring on the Board of Directors resulting from the death, resignation, removal or disqualification of a director or as a result of the expiration of a director's term need not be filled by the Board or shareholders, provided that the Board continues to have at least the minimum number of members required by the Articles of Incorporation.

              (b) The directors shall be divided into three (3) classes, designated Class I, Class II, and Class III, and each class shall be as nearly equal in number as possible. Each class shall be elected to three-year terms, with one class to be elected each year. At each regular meeting of the shareholders, directors shall be elected for a full term of three years to succeed those whose terms expire. When the number of directors is changed, any increase or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the regular meeting for the year in which the director's term expires and until a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

              (c) Notwithstanding the foregoing, whenever the holders of any one or more classes of capital stock (other than common stock) issued by the corporation shall have the right, voting separately by class or series, to elect directors at a regular or special meeting of shareholders, pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of stock as provided in the last paragraph of Section 3.01 of the Articles of Incorporation, any directors so elected shall be in addition to the aggregate number of directors determined in the manner set forth in the preceding paragraphs and shall increase the maximum number of directors permitted pursuant to the provisions of the preceding paragraphs. Any directors so elected shall not be divided into

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       classes as provided in paragraph (b), above, unless expressly provided by the applicable terms of the certificate of designation or other such instrument.

       The undersigned, being the duly elected Secretary of Rural Cellular Corporation, a Minnesota corporation (the "Company"), does hereby certify that the preceding amendment to the Company's Amended and Restated Bylaws dated January 22, 1999 was duly adopted at a Special Meeting of the Shareholders of the Company held on March 22, 2000, by an affirmative vote of two-thirds of the voting power of the shares outstanding and entitled to vote at such meeting.

                                       RURAL CELLULAR CORPORATION


                                       /s/ Ann K. Newhall
                                       --------------------------------------
                                       Ann K. Newhall, Secretary






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